Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Completes First Stage of Its Strategic Investment in

eBizNET Solutions, a Provider of Cloud-Based Supply Chain

Execution Solutions

SHANGHAI, ATLANTA, May 11, 2010 — CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced it completed the first stage of its strategic investment in eBizNET Solutions Inc., a leading provider of software-as-a-service (SaaS) supply chain execution solutions that also shares mutual customers with CDC Software. This marks the completion of CDC Software’s first cloud investment as part of CDC Software’s Strategic Cloud Investment Partner Program (SCIPP)

Under SCIPP, CDC Software plans to make minority investments in, and form strategic reselling partnerships with, companies offering cloud-based or point solutions which complement its enterprise solutions portfolio.

In addition to the strategic investment, CDC Software also plans a strategic relationship with Pittsburgh-based eBizNET Solutions whereby CDC Software is expected to become a cobranded reseller of eBizNET’s products and services globally. As part of strategic relationship, eBizNet Solutions and CDC Software plan to jointly offer an integrated solution of eBizNet and CDC Software’s solutions including CDC eCommerce and x-Alerts to potential customers of both companies.

eBizNET Solutions offers an integrated suite of on-demand SaaS Supply Chain Execution (SCE) solutions including warehouse management, transportation management, yard management, port and cargo terminal management, activity based billing and costing, and reverse logistics. Its customers include Fortune 500 companies located worldwide.

As part of this recent transaction, CDC Software may also lease its SaaS infrastructure globally to eBizNET Solutions, and in turn, CDC Software may utilize eBizNET’s consulting and systems integration services. In addition, eBizNET Solutions may also utilize CDC Software’s offshore development and support centers.

“We are excited that one of the world’s leading hybrid enterprise solutions company is now an investor in eBizNET Solutions and look forward to building a mutually successful partnership,” said Abhay Edlabadkar, CEO and president of eBizNET Solutions. “We believe that CDC Software’s investment can help us globally deploy our extensive SaaS based Supply Chain Cloud Platform that integrates all entities and aspects of a supply chain into a true ecosystem enabling collaboration, consolidation, facilitation and end-to-end visibility coupled with optimized and orchestrated execution in real time. We also believe that our strategic partnership with CDC Software will also allow us to rapidly expand globally, especially in high growth markets such as China, Latin America and India. Notably, this partnership can also offer our customers complementary integrated solutions that we believe can help enhance the performance and efficiency of their businesses.”

“We are very pleased to complete our investment and start our partnership with eBizNET Solutions,” said Bruce Cameron, president of CDC Software. “We believe this is a very synergistic partnership that can help CDC Software advance its hybrid model, and expand its SaaS product line, while offering our customers more options and flexibility in their solutions deployment. CDC Software’s eCommerce product line shares mutual customers with eBizNet products which further illustrates the synergies in this relationship. These new solutions further strengthen CDC Software’s position as a provider of hybrid enterprise solutions offering customers on-premise and cloud deployment options. We also believe that this transaction can further advance our goal of boosting maintenance and SaaS recurring revenue to approximately 70 percent of our total revenue in the next few years.”

This partnership and investment is expected to help further expand CDC Software’s rapidly growing cloud-based SaaS product portfolio and its commitment to operating under a hybrid software model. Since late last year, CDC Software has acquired three cloud-based companies and is in final negotiations to complete its investment in Marketbright, a SaaS marketing automation company, and to acquire a SaaS supply chain company, which would represent its largest SaaS acquisition to date.

About eBizNET Solutions

eBizNET Solutions is an affiliate of 7Hills Business Solutions, a leading provider of SaaS Supply Chain Execution Solutions and has its presence in North America and Asia Pacific. With a proven footprint across Retail, 3PL, Automotives, Pharma, Food & Beverages and High Technology, the company offers an array of unique solutions as part of its robust and integrated

eBizNET – Supply Chain Suite in a SaaS or On-Demand environment for supply chain communities, supporting all the trading partners in the ecosystem. eBizNET is a cloud partner of NetSuite and SPS Commerce. To learn more about us, please visit www.ebizscm.com.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our expectations about our strategies to increase recurring revenue and any progress related thereto, our beliefs regarding our investment in eBizNet/7Hills, including the terms and completion thereof, if at all, our beliefs regarding the formation of our strategic relationship with EBizNet/7Hills and the expectation of entering into definitive documentation with respect thereto, our beliefs regarding the respective obligations and plans of each party in or related to the strategic relationship as well as the potential benefits and synergies of such a relationship to each participant and their respective products and customers, our beliefs regarding the expectations regarding our cloud-based SaaS product portfolio and the ability of this strategic relationship to strengthen our position as a provider of hybrid enterprise solutions, our beliefs regarding future growth, international expansion and potential benefits to customers, our beliefs regarding possible synergies in our relationship and potential effects on our market and competitive position, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management's current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer's requirements; and (h) the possibility of development or deployment difficulties or delays. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.